Exhibit 10.4.30
May 30, 2008
Mr. Stephan Sigaud
27 Glenwood Drive
Shorthills, New Jersey 07078
Dear Stephan:
     At the time you were promoted to your current position by Harris Interactive Inc. (the “Company”), you were advised that your compensation would include a grant of 20,000 options and 10,000 shares of restricted stock, subject to approval by the Compensation Committee of the Board of Directors (the “Committee”) on the Company’s regular quarterly equity grant date, May 15, 2008. The Committee has been working with a compensation consultant in reviewing Company policies related to equity grants, and has not yet completed that review. The Committee therefore determined not to make any option or restricted stock grants on May 15.
     Even though the proposed grants were subject to the discretion of the Committee, the Committee wants to treat you fairly given that you will not receive the proposed options and restricted stock. Therefore, the Committee has structured a cash award in substitution of the proposed grants. The award is intended to have the same vesting characteristics that the options and stock would have had. The details are as follows.
     You are hereby given the right to receive cash awards from the Company in an aggregate amount of $80,000, subject to the terms and conditions of this letter. 25% of the aggregate total amount will be paid to you on each of May 15, 2009, May 15, 2010, May 15, 2011, and May 15, 2012; provided, however, if on any payment date you are no longer employed by the Company for any reason, your rights to the payment otherwise due on that date and thereafter will be forfeited. If a change in control of the Company occurs prior to May 15, 2012, your right to the full remaining unpaid amount of the cash award will be treated as vested, and it will be paid to you within thirty days after the change in control. For purposes of this letter, a “change in control” will be deemed to occur under the circumstances set forth in Treasury Regulation Section 1.409A-3(i)(5).
     We appreciate the valuable service you provide to our Company. I will be happy to answer any questions you may have.

HARRIS INTERACTIVE INC. Dennis K. Bhame Executive Vice President, Human Resources